EXHIBIT 10.14

2451 Cumberland Pkwy
Suite 3618
Atlanta, GA 30339
Telephone (770) 367-8300
Email byron@bank-resources.com
Website www.bank-resources.com

BANK RESOURCES, INC.
Linking Tall Together
February 5, 2008
Organizers
Home Federal Holdings, Inc. (a proposed bank holding company)
Hall County National Bank (a proposed national bank)
Gainesville, GA
Ladies and Gentlemen:
This engagement letter supersedes earlier engagement letters, understandings and agreements. You understand and agree that all previous professional fees paid to Bank Resources, Inc. are considered earned.
Bank Resources, Inc. (Bank Resources, Inc. may be known as “Bank Resources”, “we” or “our”) is pleased to provide the Organizers of Hall County National Bank (may be known as “Bank Group”, “you” or “your) with this Engagement Letter. The purpose of this letter is to: re-confirm the nature of the project you are contemplating based on our previous conversations and delineate the services to be provided by Bank Resources, and; establish and agree on the fees and compensation for Bank Resources for these services.
Summary of Identified Goals. It is our understanding that you wish to charter a new, “de novo”, bank chartered by the Office of the Comptroller of the Currency (the “OCC”). You wish, initially, to establish at least one physical location in Hall County, GA. It is also our understanding that you may establish a bank holding company.
TERMS OF ENGAGEMENT
1. Scope of Services. Based on the Summary of Identified Goals, above, Bank Resources has determined that we will provide you the following services:
A.	Economic Feasibility Study. We will revise the economic feasibility study that was prepared for the predecessor new bank effort to reflect an OCC chartered bank;

B.	Strategic Business Plan. Prepare a strategic business plan that is consistent with guidelines of the federal regulators. The strategic business plan will be a written summary of how proposed Directors will organize the new Bank’s resources to meet its goals and how the institution will measure progress. The strategic business plan will describe the new Bank’s business; include a marketing plan; make reference to the economic feasibility study, described above; and use peer group data to justify income and cost structure;

C.	Pro-forma Financial Projections. Using a proprietary computer program, we will prepare Pro-forma financial projections (the “Pro-forma”) based upon certain inputs provided by your proposed management. The Pro-forma will provide financial information for opening day pro

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forma and quarterly projections for at least five years of operations. The line items in the Pro-forma will be consistent with the Consolidated Reports of Condition required by the FDIC. We will detail all of the assumptions used to prepare the Pro-forma’s, including the assumed interest rate scenario for each interest earning asset and interest costing liability over the term of the business plan. We will present a thorough justification to support proposed capital, including any branch expansion and off-balance-sheet activities. We will provide the basis for the assumptions used for noninterest income and noninterest expense. We will also provide “stress tests” of the Pro-forma. The stress test will adjust for adverse changes in the interest rate environment, higher than expected operating expenses, marketing costs, and reduced growth rates;

D.	Interagency Charter and Federal Deposit Insurance Application (may be known as the “Charter Application”). Completion of the Charter Application, documents and all materials required by the federal regulators. The Charter Application will be prepared consistent with federal regulatory guidelines. It will describe any issues about the permissibility of the proposal with regard to applicable state or federal laws or regulations;

E.	Interagency Biographical and Financial Report (may be know as the “IBF”). We will assist in updating previously prepared Organizers’ confidential Interagency Biographical and Financial Reports (the “IBFR”), which must be filed with the Charter Application, to ensure that such information complies as to form and completeness with customary regulators, FDIC and Fed review standards. (There will be additional charges for each new IBM that has not been previously reviewed by our staff). The completion of IBF’s by organizers will be accessed through electronic means. Of course, it will be incumbent upon each Organizer to actively participate in the preparation of their statement;

F.	Liaison with Regulatory Bodies. We will talk directly, as appropriate, with the various regulators who oversee the Charter Application and the BHC Application. We will help you respond to any questions from the regulators, including but not limited to the FDIC, about the Charter Application; and, work expeditiously to provide additional information, clarifications, and modifications, as necessary, to the Charter Application so that the Charter Application will be deemed “technically complete” and “accepted” for processing;

G.	Field Examination. Education and preparation of all Organizers for the “Field Examination” by the federal regulators. This will include preparing all Organizers for the Field Examination group and individual meetings, which are conducted by the regulators as part of their due diligence;

H.	Application to the Board of Governors of the Federal Reserve System (may be known as the “BHC Application “). If you desire, we will prepare an application pursuant to section 3(a)(1) of the BHC ACT that seeks to form a bank holding company. The BHC Application will be prepared consistent with federal regulatory guidelines;

I.	Miscellaneous Duties. We will be available throughout the organization process and we will attend all Organizer/Director meetings that you deem appropriate. Approximately 30 days prior to your Pre-opening examination, Bank Resources will meet with you to make certain you have all documents called for by the regulator’s approval letters; and,
2.	Bank Resources Fees. Bank Resources’ fees, in consideration of the noted scope of services (1A – 1J), are as follows:

A. Professional Fees: The professional fees for the services provided by Bank Resources are $39,000 and shall be considered due and payable according to the following Professional Fee Payment Schedule:

7,800 001-Mar-08
7,800 001-Apr-08
7,800 001-May-08
7,800.001-Jun-08
7.800.001-Jul-08

$39,000.00

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B. IBFR Fees: You agree to pay $650.00 immediately for each Organizer, Director or Executive Officer added before or after Charter Application has been filed

C. Options: Once the Bank receives final charter approval, you shall grant to us stock options (“Options”) to purchase 6,000 shares of the shares of the common stock of the new Bank. The Options shall expire ten (10) years from the date of award, or the opening of the Bank, whichever is later. The price of each share of stock purchased shall be Ten Dollars ($10.00), also known as the “exercise” or “strike” price”.[1] Notwithstanding anything to the contrary as described above, the Options shall be awarded under substantially the same terms and conditions as any stock wan ants or stock options which may be awarded to the Organizers, officers or Board of Directors. Further, the Options contemplated herein shall be transferable; subject to corporate reorganizations, which may result in a proportionate increase or decrease in the number of Options and/or the exercise price and/or, result in the Options being exercisable in whole or in part. If the bank regulators; the Securities and Exchange Commission; or, any other government agency in any way prohibit the award of the Options described above, then the proposed bank or its bank holding company shall immediately pay Bank Resources an amount equal to $12,000. Nothing contained herein shall be construed as contingency fees.
3.	Expenses and Other Charges. Bank Resources’ fees for our services under this engagement shall also include our out-of-pocket expenses which will include for example, but not be limited to, travel, copies and the production costs of the various applications. Bank Resources will send monthly invoices via e-mail, which will include the monthly fees for our services and our out-of-pocket expenses in performing those services. Invoices are payable upon presentation. All invoices shall be due and payable upon receipt. Also, you recognize that Bank Resources has incurred certain expenses during a pre-organizational period. You agree to reimburse Bank Resources for the out-of pocket expenses.

4.	Ownership of work products. Rights of ownership and reproduction of materials supplied by Bank Resources remain solely with Bank Resources. This includes proprietary methods, business planning materials and finished products, pro-forma financial projections, handouts and evaluation tools used during the implementation of this Agreement.

5.	Advertisements and Internet. Upon receiving regulatory approvals of the Application, Bank Resources shall have the right to include the Bank in its list of references and subject to your specific approval to publish a tombstone advertisement. This reference list is included on our website and collateral materials.

6.	Confidentiality and Non Disclosure. Each Organizer and party to this engagement letter may provide to the other technical and/or business information which the disclosing party considers to be confidential and proprietary. Each party is willing to assure the other that it will receive and hold such information in confidence and trust, and use and disclose such information only in support of the purposes for which it is provided. You understand and agree that certain materials developed by Bank Resources shall be subject to copyright laws. As such, you agree to protect these materials and shall not provide copies to anyone unless required by banking regulation or law.

7.	Severability. Every provision of this Agreement is severable. If any provision hereof is held to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement, and a court of competent jurisdiction shall reform such illegal or invalid provision

8.	Applicable Law. The laws of the State of Georgia shall govern the interpretation of this Agreement.
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[1]	the number of options and exercise price is based on an initial offering price per share of $10.00. Should the initial offering price be different than $10.00 per share, then the exercise price and the number of options shall be increased or decreased proportionately, as the case may be.

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Again, on a personal basis and on behalf of Bank Resources, let me express our enthusiasm about working with you on this project. If the foregoing correctly sets forth your understanding of the terms of our engagement, please so indicate by dating, signing and returning this letter.

Sincerely yours
/s/ Byron Richardson
Byron Richardson, President
Bank Resources, Inc

I have read the foregoing Engagement Letter and, by signing below, indicate that I fully understand its terms and have had the opportunity to ask questions. This Engagement Letter correctly sets forth the terms between the Organizers of the Home Federal Holdings, Inc. and Hall County National Bank and Bank Resources, Inc. and that, by signing below I am fully authorized to bind the Organizing group of the Hall County National Bank.
Home Federal Holdings, Inc.
and
Hall County National Bank

/s/ Alfred J. Couch
Signature

By:	Alfred J. Couch

Its:	Organizer

Date:	January 29, 2008